EXHIBIT 99.1

PRESS RELEASE

US$

AbitibiBowater Announces First Quarter 2011 Financial Results

and Generates Positive Net Income in its

First Quarter Following Emergence

•	Reports net income of $30 million, or $0.31 per diluted share
•	Cash from operations improved to $58 million
•	Expects continued improvement in demand and costs in the second quarter

MONTREAL, May 17, 2011 – AbitibiBowater Inc. (NYSE: ABH) (TSX:ABH) yesterday reported net income for the first quarter of 2011 of $30 million, or $0.31 per diluted share, on sales of $1.2 billion. These results compare with a net loss of $500 million, or $8.68 per diluted share, on sales of $1.1 billion for the first quarter of 2010.

The net income for the first quarter, net of certain special items, was $24 million, or $0.25 per diluted share, compared with a first quarter 2010 net loss before special items of $301 million, or $5.22 per diluted share. First quarter special items, net of tax, consisted of the following: a $29 million gain related to foreign currency changes, a $6 million charge related to closure costs, a $1 million gain related to asset sales, an $8 million charge for post-emergence expenses, a $4 million impact of fair valuing inventory in fresh start accounting and a $6 million severance charge. A reconciliation of these items is contained in Note 7 to this release.

“Our first quarter since emergence resulted in net income and positive cash flow from operations, despite some ongoing post-emergence costs,” said Richard Garneau, President and Chief Executive Officer. “Our operating results for the quarter were negatively impacted by the strong Canadian dollar, higher energy and recycled fiber costs, and market-related production curtailments in a seasonally weak quarter. Looking to the balance of the year, we expect improvement as a result of the implementation of previously announced price increases for our products, efficiency gains in our manufacturing costs and seasonally stronger demand.”

SEGMENT DETAIL

The implementation of the plans of reorganization and the application of fresh start accounting materially changed the carrying amounts and classifications reported in the

Company’s consolidated financial statements. The Company also began allocating all of its selling, general and administrative (“SG&A”) expenses back to each product line, with the exception of special items, during the first quarter of 2011. Accordingly, the Company’s operating results, including depreciation, for periods before December 31, 2010, are not comparable to the operating results after December 31, 2010.

Newsprint

For the first quarter of 2011, the newsprint segment had operating income of $19 million, an increase of $31 million from the fourth quarter of 2010 operating loss of $12 million. The Company’s average transaction price increased $10 per metric ton compared to the fourth quarter of 2010. Average operating costs decreased by $35 per metric ton, including a reduction in depreciation of $40 per metric ton. Excluding SG&A and depreciation, operating costs decreased by $3 per metric ton. Total newsprint shipments were 97,000 metric tons lower in the first quarter compared to the fourth quarter as a result of seasonal weakness. Downtime and roof damage at the Clermont, Quebec facility reduced production by 19,000 metric tons during the quarter.

Coated Papers

Operating income for coated papers for the first quarter was $3 million compared to operating income of $17 million in the fourth quarter of 2010. The Company’s average transaction price for coated papers increased $13 per short ton in the quarter compared to the fourth quarter. Average operating costs increased $90 per short ton from the fourth quarter as a result of an $11 per short ton increase in depreciation, an annual maintenance outage on the paper machines and the annual kraft pulp outage at the Catawba, South Carolina facility. As previously reported by third parties, the Company has announced a $40 per short ton price increase on coated papers effective April 1.

Specialty Papers

For the first quarter, the specialty papers segment was breakeven compared to an operating loss of $5 million in the fourth quarter of 2010. The Company’s average transaction price and average operating costs were essentially unchanged compared to the fourth quarter; however, depreciation declined by $41 per short ton. The Company’s cash costs were impacted by the 30,000 short tons of market downtime taken during the quarter and the stronger Canadian dollar. As previously reported by third parties, the Company has announced price increases of $40 per short ton for super bright and high bright papers and $70 per short ton for directory papers effective June 1. During the quarter, the Company closed its unprofitable Coosa Pines, Alabama paperboard machine.

Market Pulp

Operating income for market pulp was $23 million in the first quarter of 2011 compared to operating income of $45 million in the fourth quarter. The average market pulp transaction price was essentially unchanged from the first quarter. Average operating costs increased $74 per metric ton compared to the fourth quarter, including a reduction in depreciation of $16 per metric ton. The higher average cost is a result of kraft mill maintenance outages at the Catawba and Fort Francis facilities and the stronger Canadian dollar. Shipments also declined primarily as a result of the maintenance outage. As previously reported by third parties, the Company has announced a $30 per metric ton price increase April 1 for all paper grade market pulp.

Wood Products

For the first quarter of 2011, wood products had an operating loss of $3 million compared to operating income of $5 million in the fourth quarter of 2010. The average lumber transaction price for the Company increased $11 per thousand board feet while costs increased $33 per thousand board feet as a result of a stronger Canadian dollar and higher fiber costs.

Augusta, Georgia Newsprint Mill

The Company previously controlled 52.5% of the Augusta Newsprint Company, which operates a 407,000 metric ton newsprint mill in Augusta, Georgia. During the first quarter, the Company purchased the remaining ownership interest in the mill for $15 million in cash and a secured promissory note of $90 million.

ACH Limited Partnership

During the first quarter, the Company announced that it had entered into an agreement to sell its 75% equity interest in ACH Limited Partnership (“ACH”). The Company expects to receive cash proceeds of approximately C$293 million. Closing of the transaction is expected to occur in the second quarter of 2011. The Company expects to use a substantial portion of the proceeds to reduce its debt.

Earnings Conference Call

As previously announced, a conference call hosted by management to discuss these financial results will be held today at 9:00 a.m. Eastern. The conference call number is 1-866-696-5910 with the pass code 7360232. A webcast of the call will be available on the Company’s website at www.abitibibowater.com. Interested parties may follow the on-screen instructions for access to the webcast and related information. A replay of the call will be available after 1:30 p.m. Eastern today on the Company’s website. In addition, a replay by phone will be available until May 31, 2011 by dialing 1-800-408-3053 with the pass code 4365402.

About AbitibiBowater

AbitibiBowater is a global leader in the forest products industry, producing a diverse range of products, including newsprint, commercial printing papers, market pulp and wood products. The Company owns or operates 18 pulp and paper mills and 24 wood products facilities located in the United States, Canada and South Korea. Marketing its products in more than 70 countries, AbitibiBowater is also among the largest recyclers of old newspapers and magazines in North America, and has third-party certified 100% of its managed woodlands to sustainable forest management standards. AbitibiBowater’s shares trade under the symbol “ABH” on both the New York Stock Exchange and the Toronto Stock Exchange.

Contacts

Investors Duane Owens Vice President, Finance 864 282-9488	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@abitibibowater.com

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Statements in this press release that are not reported financial results or other historical information of AbitibiBowater Inc. are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to our: efforts to continue to reduce costs and increase revenues and profitability, including our cost-reduction initiatives regarding selling, general and administrative expenses; second quarter and full year business and operating outlook; assessment of market conditions; prospects, growth strategies and the industry in which we operate; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or AbitibiBowater’s shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause our actual future financial condition, results of operations and performance to differ materially from those expressed or implied in this press release include those set forth under the heading “Risk Factors” in Part I, Item 1A in our annual report on Form 10-K for the year ended December 31, 2010, filed with the United States Securities and Exchange Commission.

All forward-looking statements in this press release are expressly qualified by such cautionary statements and the Canadian securities regulatory authorities. We disclaim any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

ABITIBIBOWATER INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Successor	Predecessor
	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
Sales	$1,185	$1,100
Costs and expenses:
Cost of sales, excluding depreciation, amortization and cost of timber harvested	922	915
Depreciation, amortization and cost of timber harvested	54	132
Distribution costs	133	137
Selling and administrative expenses	37	30
Closure costs, impairment and other related charges (2)	13	5
Net gain on disposition of assets (3)	(1)	(9)

Operating income (loss)	27	(110)

Other income (expense):
Interest income	—	—
Interest expense	(30)	(189)
Foreign exchange gain (loss)	28	(4)
Other, net	(9)	1

	(11)	(192)

Income (loss) before reorganization items and income taxes	16	(302)

Reorganization items, net	—	(205)

Income (loss) before income taxes	16	(507)

Income tax benefit (4)	14	1

Net income (loss) including noncontrolling interests	30	(506)
Net loss attributable to noncontrolling interests	—	6

Net income (loss) attributable to AbitibiBowater Inc.	$30	$(500)

Net income (loss) per share attributable to AbitibiBowater Inc. common shareholders: (5)
Basic	$0.31	$(8.68)
Diluted	$0.31	$(8.68)

Weighted-average number of AbitibiBowater Inc. common shares outstanding: (5)
Basic	97.1	57.7
Diluted	97.1	57.7

ABITIBIBOWATER INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	Successor
	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$326	$319
Accounts receivable, net	827	854
Inventories, net	492	438
Assets held for sale (3)	704	698
Deferred income tax assets	48	47
Other current assets	117	88

Total current assets	2,514	2,444

Fixed assets, net	2,603	2,641
Other intangible assets, net	18	19
Deferred income tax assets	1,769	1,736
Other assets	294	316

Total assets	$7,198	$7,156

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$595	$568
Current installments of long-term debt	15	—
Liabilities associated with assets held for sale (3)	290	289

Total current liabilities	900	857

Long-term debt, net of current installments	979	905
Pension and other postretirement benefit obligations	1,283	1,272
Deferred income tax liabilities	84	72
Other long-term liabilities	64	63

Total liabilities	3,310	3,169

Commitments and contingencies

Equity:
Common stock	—	—
Additional paid-in capital	3,681	3,709
Retained earnings	30	—
Accumulated other comprehensive loss	17	—
Treasury stock at cost	—

Total AbitibiBowater Inc. shareholders’ equity	3,728	3,709
Noncontrolling Interests	160	278

Total equity	3,888	3,987

Total liabilities and equity	$7,198	$7,156

ABITIBIBOWATER INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Successor	Predecessor
	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$30	$(506)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Share-based compensation	—	2
Depreciation, amortization and cost of timber harvested	54	132
Closure costs, impairment and other related charges	13	5
Write-downs of inventory	1	—
Deferred income taxes	(13)	2
Net pension (contributions) expense	(16)	1
Net gain on disposition of assets	(1)	(9)
Amortization of debt discount (premium) and debt issuance costs, net	—	5
Loss on translation of foreign currency denominated debt	—	18
Non-cash reorganization items, net	—	186
Changes in working capital:
Accounts receivable	27	5
Inventories	(54)	(38)
Other current assets	2	16
Accounts payable and accrued liabilities	21	213
Other, net	(6)	(5)

Net cash provided by operating activities	58	27

Cash flows from investing activities:
Cash invested in fixed assets	(15)	(11)
Disposition of assets	5	24
Increase in restricted cash	(2)	(25)
Increase in deposit requirements for letters of credit, net	(6)	—

Net cash used in investing activities	(18)	(12)

Cash flows from financing activities:
Dividends and distribution to noncontrolling interests	(18)	—
Acquisition of noncontrolling interest (6)	(15)	—
Decrease in secured borrowings, net	—	(21)

Net cash used in financing activities	(33)	(21)

Net increase (decrease) in cash and cash equivalents	7	(6)
Cash and cash equivalents:
Beginning of period	319	756

End of period	$326	$750

ABITIBIBOWATER INC.

Notes to the Unaudited Consolidated Financial Statement Information

(1)	On April 16 and 17, 2009, AbitibiBowater and certain of its U.S. and Canadian subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware for relief under the provisions of Chapter 11 of the United States Bankruptcy Code, as amended, and under the Companies’ Creditor Arrangement Act with the Superior Court of Quebec in Canada (the “Creditor Protection Proceedings”). On December 9, 2010, we emerged from the Creditor Protection Proceedings. In accordance with FASB ASC 852, fresh start accounting was required upon our emergence from the Creditor Protection Proceedings, which we applied on December 31, 2010 (the “Convenience Date”).

The application of fresh start accounting materially changed the carrying amounts and classifications reported in our unaudited consolidated financial statements and resulted in AbitibiBowater becoming a new entity for financial reporting purposes. Accordingly, our unaudited consolidated financial statements as of December 31, 2010 and for periods subsequent to December 31, 2010 are not comparable to our unaudited consolidated financial statements for the periods prior to December 31, 2010. References to “Successor” refer to AbitibiBowater on or after December 31, 2010 after giving effect to fresh start accounting. References to “Predecessor” refer to AbitibiBowater prior to December 31, 2010. Additionally, references to periods on or after December 31, 2010 refer to the Successor and references to periods prior to December 31, 2010 refer to the Predecessor.

(2)	During the quarter ended March 31, 2011, we recorded $8 million of long-lived asset impairment charges and accelerated depreciation, and $5 million of severance and OPEB curtailment as a result of the decision to cease paperboard production at our Coosa Pines, Alabama mill. During the quarter ended March 31, 2010, we recorded $2 million of long-lived asset impairment charges related to our previously closed Covington, Tennessee facility and $3 million of other costs relating to a civil lawsuit from a previously-closed mill.
(3)	During the quarter ended March 31, 2011, we sold our Kenora paper mill and various other assets for proceeds of $5 million, resulting in a net gain on disposition of assets of $1 million. During the quarter ended March 31, 2010, we sold various assets for proceeds of $9 million, resulting in a net gain on disposition of assets of $9 million. At March 31, 2011, we held the following assets for sale: our investment in ACH Limited Partnership, our Alabama River paper mill, our Petit Saguenay sawmill and various other assets.
(4)	During the three months ended March 31, 2011, an income tax benefit of $14 million was recorded, primarily due to the non-taxability of foreign currency and certain deferred tax adjustments. During the three months ended March 31, 2010, income tax benefits of approximately $1 million, arising primarily from operating losses outside the United States, were entirely offset by tax charges to increase our tax valuation allowance.
(5)	For the calculation of basic and diluted income (loss) per share for the three months ended March 31, 2011 and 2010, no adjustments to net income (loss) attributable to AbitibiBowater are necessary. For the quarter ended March 31, 2010, no adjustment to the diluted weighted-average number of common shares outstanding for the assumed conversion of the pre-petition convertible notes, which were outstanding at that time, was necessary, as the impact would have been anti-dilutive.
(6)	On January 1, 2011, we acquired the 47.5% noncontrolling interest in Augusta Newsprint Company, which operates our newsprint mill in Augusta, Georgia, for $15 million cash and a secured promissory note in the principal amount of $90 million. Since we had control of Augusta Newsprint Company, our consolidated statements have already consolidated this entity. The acquisition of the noncontrolling interest was accounted for as an equity transaction.
(7)	A reconciliation of certain financial statement line items reported under generally accepted accounting principles (“GAAP”) to our use of non-GAAP measures of operating income (loss), net income (loss) and net income (loss) per share reported before special items is presented in the tables below. We believe that these measures allow investors to more easily compare our ongoing operations and financial performance from period to period. These non-GAAP measures should be considered in addition to and not as a substitute for measures of financial performance prepared in accordance with GAAP. Consequently, investors should rely on GAAP operating income (loss), net income (loss) and net income (loss) per share. Non-GAAP measures included in our press release include:

Operating income (loss) before special items - is defined as operating income (loss) from our Consolidated Statements of Operations adjusted for special items. Internally, we use a non-GAAP operating income (loss) measure as an indicator of a segment’s performance and excludes closure costs, impairment and other related charges, severance costs, gains on dispositions of assets and other discretionary charges or credits from GAAP operating income (loss). Therefore, this non-GAAP presentation is consistent with our internal presentation. This non-GAAP measure should be used in addition to and not as a substitute for operating income (loss) provided in our Consolidated Statements of Operations. We believe that this non-GAAP measure is useful because it is consistent with our internal presentation and performance analysis and allows investors to more easily compare our ongoing operations and financial performance from period to period.

Net income (loss) before special items - is defined as net income (loss) from our Consolidated Statements of Operations adjusted for the special items discussed above plus foreign exchange gains or losses and reorganization items and post-emergence costs. The adjustment for these items is consistent with our internal presentation. This non-GAAP measure should be used in addition to and not as a substitute for net income (loss) provided in our Consolidated Statements of Operations. We believe that this non-GAAP measure is useful because it is consistent with our internal presentation and allows investors to more easily compare our ongoing operations and financial performance from period to period.

Net income (loss) per share (EPS) before special items - is defined as diluted EPS calculated based on the net income (loss) before special items. This non-GAAP measure should be used in addition to and not as a substitute for our net income (loss) per share calculated in accordance with GAAP as provided in the Consolidated Statements of Operations. We believe that this non-GAAP measure is useful because it is consistent with our internal presentation and allows investors to more easily compare our EPS from ongoing operations and financial performance from period to period.

Three Months Ended March 31, 2011 (Successor) (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP as reported	$27	$30	$0.31

Adjustments for special items:
Sale of assets	(1)	(1)	(0.01)
Severance	9	6	0.07
Closure costs, impairment and other related charges	8	6	0.06
Other	6	12	0.12
Foreign exchange	—	(29)	(0.30)

GAAP as adjusted for special items	$49	$24	$0.25

Three Months Ended March 31, 2010 (Predecessor) (unaudited, in millions except per share amounts)	Operating (loss) income	Net (loss) income	EPS
GAAP as reported	$(110)	$(500)	$(8.68)

Adjustments for special items:
Sale of assets	(2)	(2)	(0.03)
Severance	(8)	(8)	(0.14)
Reorganization items	—	205	3.55
Foreign exchange	—	4	0.07

GAAP as adjusted for special items	$(120)	$(301)	$(5.22)

(8)	A reconciliation of our operating income (loss) reported under GAAP to our use of the non-GAAP measure of EBITDA by reportable segment is presented in the tables below. EBITDA by reportable segment is defined as operating income (loss) from our Consolidated Statements of Operations, allocated to our reportable segments (newsprint, coated papers, specialty papers, market pulp and wood products) in accordance with FASB ASC 290, “Segment Reporting,” adjusted by depreciation, amortization and cost of timber harvested. We believe that this non-GAAP measure allows investors to more easily compare the ongoing operations and financial performance of our reportable segments from period to period. Internally, we use this EBITDA by reportable segment measure as an indicator of a reportable segment’s performance. Therefore, this non-GAAP measure is consistent with our internal presentation. We believe that this non-GAAP measure is useful because it is consistent with our internal presentation and performance analysis and allows investors to more easily compare our ongoing financial performance from period to period. This non-GAAP measure should be used in addition to and not as a substitute for operating income (loss) by reportable segment provided in the notes to our Consolidated Financial Statements in our quarterly filings with the Securities and Exchange Commission.

Three Months Ended March 31, 2011 (Successor) (unaudited, in millions)	Operating income (loss)	Depreciation, amortization and cost of timber harvested	EBITDA by Reportable Segment
GAAP as reported	$27	$54

Allocated to reportable segments:
Newsprint	19	20	$39
Coated papers	3	9	12
Specialty papers	—	11	11
Market pulp	23	7	30
Wood products	(3)	7	4
Corporate and other	(15)	—

GAAP as reported	$27	$54

Three Months Ended March 31, 2010 (Predecessor) (unaudited, in millions)	Operating (loss) income	Depreciation, amortization and cost of timber harvested	EBITDA by Reportable Segment
GAAP as reported	$(110)	$132

Allocated to reportable segments:
Newsprint	(102)	66	$(36)
Coated papers	(4)	7	3
Specialty papers	(8)	29	21
Market pulp	13	13	26
Wood products	2	13	15
Corporate and other	(11)	4

GAAP as reported	$(110)	$132